UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(D) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2010

AirWare International Corp.
 (Exact name of Registrant as specified in its charter)
____________________

Nevada (State or other Jurisdiction of Incorporation or organization)	333-102684 (Commission File Number)	87-0451230 (IRS Employer I.D. No.)
___________________________

1225 W. Washington Street, Suite 213
Tempe, Arizona 85281
(602) 778-7516

 (Address, including zip code, and telephone and facsimile numbers, including area code, of registrant’s executive offices)
___________________________

Concrete Casting Incorporated
(Former name and/or address if changed since last report)

ITEM 1.01 Entry into a Material Definitive Agreement

On July 2, 2010, AirWare International Corp., a Nevada corporation formerly known as Concrete Casting Incorporated (the “Registrant”), entered into an Agreement and Plan of Merger  (the “Agreement”) with AirWare Holdings, Inc., a Nevada corporation formerly known as AirWare International Corp. (the “Target Company”).  Pursuant to the Agreement, the Target Company will merge with a subsidiary of the Registrant with the Target Company being the surviving entity.  Accordingly, following the merger, the Target Company will be a subsidiary of the Registrant and the business operations of the Target Company will constitute 100% of the business operations of the Registrant.  Prior to the merger the Registrant will reverse split its common shares on a 0.48 for 1 basis, which will result in 3,414,048 shares of the Registrant being issued and outstanding.  In the merger, the Registrant will issue 1.25 of its shares of Common Stock for each share of capital stock owned by the current shareholders of the Target Company.  As a result, the Registrant will issue up to 13,929,319 shares.

In preparation for the merger, on July 1, 2010 the Registrant amended its Articles of Incorporation for the purpose of changing its name to AirWare International Corp. and its capitalization.  These actions were approved by the Registrant’s board of directors, who then submitted the actions to the shareholders for approval.  Both actions were approved pursuant to a majority shareholder written consent signed by the holders of 3,640,000, or 51% of the 7,112,600 pre-split common shares issued and outstanding.

The Agreement is subject to satisfactory completion of due diligence by the parties and other conditions typical in such a transaction.  The merger is scheduled to close on or before July 30, 2010.  The Target Company manufactures and distributes internationally an anti-snoring device known as Brez®.

ITEM 3.03 Material Modification to Rights of Security Holders.

See discussion under Item 1.01 regarding reverse split of stock.

ITEM 5.03 Amendment to Articles of Incorporation.

See discussion under Item 1.01 regarding amendment to the Articles of Incorporation for the purpose of changing the name and capitalization of the Registrant.  As a result of the amendment, the Registrant now has 100,000,000 shares of capital stock authorized, of which 90,000,000 shares are common stock, par value $0.001 per share, and of which 10,000,000 shares are blank check preferred stock, par value $0.001 per share.

ITEM 9.01 Exhibits

Exhibit No.                                Description

2.1                                Agreement and Plan of Merger
3.1                                Amended and Restated Articles of Incorporation

SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AirWare International Corp.

Dated: July 7, 2010                                                      By: /s/ Kevin J. Asher
       Kevin J. Asher
       Chief Executive Officer